Exhibit 10.28

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the Effective Date (as defined in paragraph 26 below), by and among KEYSTONE FOREST INVESTMENTS, LLC, a Georgia limited liability company (hereinafter referred to as “Seller”), DELTIC TIMBER CORPORATION, a Delaware corporation (hereinafter referred to as “Purchaser”) and FIRST AMERICAN TITLE INSURANCE COMPANY (hereinafter referred to as “Escrow Agent”);

W I T N E S S E T H:

WHEREAS, Seller is the owner of those certain tracts or parcels of land in Perry and Yell Counties, State of Arkansas, containing approximately ± 7,884 acres, which tracts or parcels are more fully described in Exhibit A attached hereto and hereby made a part hereof (hereinafter referred to collectively as the “Property”); and

WHEREAS, Purchaser desires to purchase and Seller desires to sell the Property;

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1. Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.

2. Purchase Price. The purchase price (hereinafter referred to as the “Purchase Price”) to be paid by Purchaser for the Property shall be TWELVE MILLION SIX HUNDRED TWO THOUSAND TWO HUNDRED SIXTY TWO AND 94/100THS DOLLARS ($12,602,262.94), less a credit for the Earnest Money, and shall be payable to Seller by wire transfer of immediately available funds at the date of Closing to an account designated by Seller. The purchase and sale pursuant to this Agreement is not based on a per-acre price and the Purchase Price shall not be subject to adjustment if the acres within the Property are more or less than the above-stated numbers of acres.

3. Earnest Money. Within two (2) business days after the Effective Date of this Agreement, Purchaser shall deliver to Escrow Agent the sum of $630,113.00 (said amount is hereinafter referred to as the “Earnest Money”). Escrow Agent agrees to hold the Earnest Money in a non-interest bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing the Earnest Money shall be applied as a credit against the Purchase Price under paragraph 2 hereof.

4. Closing.

(a) The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (herein referred to as the “Closing”) shall take place on March 27, 2014, at 10:00 a.m. through the escrow services of Escrow Agent (original deeds shall be delivered to Escrow Agent’s agent Garland County Title Company, having an office at 403 Ouachita Avenue, Hot Springs, Arkansas 71901), or such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser (the “Closing Date”).

(b) At the Closing, Seller shall execute the following:

(i) one or more special warranty deeds (warranting only against the claims of persons claiming by, through or under Seller) in form(s) appropriate for the state(s) in which the Property is located and reasonably satisfactory in all respects to Seller and Purchaser, conveying the Property to Purchaser subject to the Unrecorded Encumbrances and the Permitted Encumbrances (both as hereinafter defined) (collectively, the “Deed”). The legal description of the Property to be contained in Deed shall be the legal description of the Property as set forth on Exhibit A attached hereto and hereby made a part hereof;

(ii) an affidavit as to the non-foreign status of Seller in form reasonably satisfactory to Seller and Purchaser;

(iii) an assignment and assumption of any Unrecorded Encumbrances (as hereinafter defined) which have not been terminated at or before Closing in form reasonably satisfactory to Seller and Purchaser (the “Unrecorded Encumbrances Assignment”);

(iv) an assignment and assumption of any Timber Cutting Agreements (as hereinafter defined) which have not been terminated at or before Closing in form reasonably satisfactory to Seller and Purchaser (the “Timber Cutting Assignment”);

(v) an owner’s affidavit in form reasonably satisfactory to Seller and Purchaser and reasonably satisfactory to cause Escrow Agent to issue an owner’s title insurance policy without exception for materialmen’s and mechanic’s liens;

(vi) a Closing statement; and

(vii) Seller hereby agrees to execute such other certificates and affidavits, and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain the title insurance policy in accordance with this Agreement. The owner’s affidavit and any other affidavits or certificates executed by or on behalf of Seller at the Closing shall be given to the actual knowledge of the person or entity executing the same, without independent investigation or inquiry.

(c) At the Closing, Purchaser shall execute the following:

(i) the Unrecorded Encumbrances Assignment, as applicable;

(ii) the Timber Cutting Assignment, as applicable;

(iii) a Closing statement; and

(iv) Purchaser hereby agrees to execute such other certificates and affidavits, and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to obtain the title insurance policy in accordance with this Agreement.

5. Title.

(a) Seller agrees to convey to Purchaser fee simple title to the Property by the Deed, free and clear of all liens, encumbrances, mortgages, deeds of trust, deeds to secure debt, assessments, agreements, options and covenants, except for such matters as are set forth on Exhibit B attached hereto and for such matters as are set forth on Exhibit C attached hereto (those items set forth on Exhibit B and Exhibit C, together, constitute the “Permitted Encumbrances” for this Agreement); provided, however, Seller shall terminate at or before Closing those hunting lease agreements described on Exhibit C which are terminable during such period, at no cost to Seller, in accordance with their terms. If any such agreement is not terminable, in accordance with its term at or before Closing, Seller shall use diligent efforts to cause the parties to cancel, void, or otherwise rescind the terms of such agreement.

(b) Purchaser shall have a period of twenty (20) days after the Effective Date of this Agreement to review Seller’s title to the Property (the “Title Review Period”) and provide Seller with written notice (the “Title Objection Notice”) of Purchaser’s objections to Seller’s title (each, a “Title Objection”), but only to the extent that such exceptions are not Permitted Encumbrances pursuant to Exhibit B attached hereto. Purchaser shall have the right to object to any new title exceptions created or suffered between the expiration of the Title Review Period and the Closing Date, but only to the extent that such new exceptions are not Permitted Encumbrances pursuant to Exhibit B attached hereto.

(c) If Purchaser timely delivers the Title Objection Notice, then Seller may, at its sole option, (i) cure any Title Objection or (ii) not cure any Title Objection; provided, however, that to the extent a Title Objection consists of a lien, mortgage, deed of trust or deed to secure debt securing a monetary obligation which was created or suffered by Seller or any party claiming by, through or under Seller, Seller shall be required to use the cash portion of the Purchase Price to cure any such objection at Closing. If any Title Objection Seller elects to cure is not cured by Closing, Seller may elect (ii) in the preceding sentence. If Seller elects not to cure any Title Objection set forth in the Title Objection Notice, Purchaser shall have the right, as Purchaser’s sole and exclusive remedy, to: (A) cancel this Agreement by providing written notice to Seller on or before 11:00 a.m. (Central Time) on the day before the Closing Date, whereupon this Agreement will terminate, Escrow Agent shall deliver the Earnest Money to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof, or (B) waive all objections and elect to accept title to the Property in its existing condition without any adjustment in the Purchase Price, in which event such Title Objection shall become a Permitted Encumbrance.

(d) Except for Permitted Encumbrances and any renewals or extensions of the Unrecorded Encumbrances, so long as this Agreement remains in force, Seller shall not lease, encumber or convey all or part of the Property or any interest therein, or enter into any agreement granting to any person any right with respect to the Property or any portion thereof, without the prior written consent of Purchaser.

6. Inspection.

(a) Purchaser and its agents, representatives, employees, engineers and contractors shall have the right at any time during the term of this Agreement to enter upon the Property to inspect, examine, survey and make timber cruises and other engineering tests or surveys, including a Phase I environmental site assessment (collectively, the “Tests”) which it may deem necessary or advisable, all at Purchaser’s sole cost and expense. Upon completion of the Tests, Purchaser shall repair, at its sole cost and expense, any physical damage caused to the Property by Purchaser’s inspection of the Property and the Tests, and shall remove all debris and materials placed on the Property in connection with Purchaser’s inspection of the Property and the Tests.

(b) Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses and fees (including, but not limited to, reasonable attorney’s fees) incurred or suffered by or asserted against Seller caused by or related to Purchaser’s inspection of the Property or the Tests, with the exception of any causes, claims, demands, losses, liabilities, costs, damages, expenses and fees directly caused by the gross negligence of Seller. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing of the purchase and sale contemplated hereby.

7. Environmental.

(a) Purchaser shall have a period of twenty (20) days after the Effective Date of this Agreement to obtain, at Purchaser’s sole cost and expense, a new or updated Phase I environmental site assessment or environmental audit of the Property from a licensed environmental consultant (the “Environmental Due Diligence Period”). With regard to the Tests, without Seller’s prior written consent, no secondary environmental reports, soil borings, groundwater samples, or other invasive or subsurface environmental investigations may be made of the Property and neither Purchaser nor its agents, representatives, employees, engineers or contractors may contact any federal, state, or local governmental agency or authority regarding the results of the Tests. In the event that disclosure of the results of any Tests is required by applicable law, regulation or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 7, Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable. In the event any such assessment or audit reveals that, in the commercially reasonable opinion of Purchaser’s environmental consultant, any portion of the Property is impaired by an Environmental Condition or there is a reportable violation of Environmental Laws, Purchaser shall have until the expiration of the Environmental Due Diligence Period to deliver to Seller written notice of such impairment or such reportable violation (the “Environmental Notice”). Purchaser shall not have the right to deliver an Environmental Notice for any household garbage area which is 0.25 acres or less. The Environmental Notice shall include a copy of any report, notice, or correspondence by which Purchaser was made aware of the impairment or reportable violation. If Purchaser timely delivers the Environmental Notice, then Seller may, at its sole option, (i) conduct testing at Seller’s sole cost and expense to establish that the Property is not impaired by such Environmental Condition or there is no such reportable violation of Environmental Laws and furnish Purchaser and Purchaser’s environmental consultant with the results of the test, whereupon the Closing of this transaction shall proceed as set forth in this Agreement without adjustment in the Purchase Price, or (ii) conduct remediation in accordance with all applicable Environmental Laws to correct such Environmental Condition or reportable violation of Environmental Laws, whereupon the Closing of this transaction shall proceed as set forth in this Agreement without adjustment in the Purchase Price. The Closing Date may be extended by Seller by written notice to Purchaser to allow for the testing and/or remediation provided for in (i) and (ii) above.

(b) As used herein, “Environmental Condition” shall mean the presence of Hazardous Substances in a concentration which would require remedial action pursuant to Environmental Laws or would require reporting pursuant to Environmental Laws; “Hazardous Substances” shall mean any hazardous materials including any hazardous, toxic or dangerous waste, substance or material in quantity or concentration defined as such in (or for purposes of) or regulated under in quantities above those established by applicable Environmental Laws in effect at this time or any time between now and Closing; “Environmental Laws” shall mean any applicable federal, state or local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances and (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. §1251 et seq.; and (vi) with respect to the Property, all applicable laws of the State of Arkansas based on, or substantially similar to, the federal statutes listed in parts (i) through (v) of the foregoing.

8. Condition of Property; Damage: Condemnation.

(a) Seller agrees that at the Closing the Property shall be in the same condition as exists on the date hereof, subject to natural wear and tear, condemnation and casualties beyond Seller’s control and the Permitted Encumbrances. During the term of this Agreement, Seller shall neither cut or remove nor permit the cutting or removal of any timber or trees which are included as part of the Property, subject to the Permitted Encumbrances and the Timber Cutting Agreements.

(b) If at any time prior to the Closing, the Property or any part thereof (including, but not limited to, any timber or trees which are included as part of the Property) is destroyed or damaged by fire, earthquake, flood, or other casualty whether natural or manmade (such destruction or damage, the “Casualty Loss”) and the fair market value of the timber lost as the result of such Casualty Loss as estimated by Seller in good faith (the “Fair Market Value”) exceeds two percent (2%) of the Purchase Price, then at Closing the Purchase Price shall be reduced by an amount equal to the Fair Market Value less the fair market salvage value of such timber to be received by Purchaser after deducting the estimated cost of harvesting and delivering such timber.

(c) If at any time prior to the Closing, any action or proceeding is filed or threatened under which the Property or any part thereof may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, then Seller shall provide Purchaser with notice of such action and any proceeds received by Seller as a result of such action shall be transferred or assigned to Purchaser.

9. Warranties and Representations.

(a) Seller hereby warrants and represents to Purchaser that Seller has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

(b) Seller hereby warrants and represents to Purchaser that attached hereto as Exhibit C is a true and accurate summary of all unrecorded encumbrances created by Seller and currently affecting the Property (the “Unrecorded Encumbrances”). The Unrecorded Encumbrances remain in full force and effect and have not been modified or amended, except as indicated. To Seller’s actual knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Unrecorded Encumbrances.

(c) Seller hereby warrants and represents to Purchaser that attached hereto as Exhibit D is a true and accurate summary of all timber cutting agreements currently affecting the Property (the “Timber Cutting Agreements”). To Seller’s actual knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Timber Cutting Agreements. Seller shall work with Purchaser to cause the termination of each of the Timber Cutting Agreements to which Purchaser (or an affiliate of Purchaser) is a party at or before Closing subject to the provisions of Section 11(f). Seller shall use its best efforts to terminate at or before Closing that certain Timber Cutting Agreement described on Exhibit D as Cont. #474-13-12 (the “Green Bay Agreement”). In the event the Green Bay Agreement is not terminated at or before Closing, Seller shall assign the Green Bay Agreement to Purchaser at Closing.

(d) Purchaser hereby warrants and represents to Seller that Purchaser has the full right, power and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance hereof by Purchaser.

(e) Purchaser hereby warrants and represents to Seller that Purchaser has available or has binding subscriptions for, and will at the Closing have available, sufficient funds to pay the Purchase Price and to pay all other amounts payable by Purchaser pursuant to this Agreement.

(f) Purchaser hereby warrants and represents to Seller that Purchaser, or an affiliate of Purchaser, is a party to each of the Timber Cutting Agreements noted on Exhibit D which describe “Buyer” as “Deltic”. To Purchaser’s actual knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Timber Cutting Agreements to which Purchaser, or an affiliate of Purchaser is a party. Purchaser shall work with Seller to cause the termination of the Timber Cutting Agreements to which Purchaser, or an affiliate of Purchaser, is a party at or before Closing subject to the provisions of Section 11(f). During the term of this Agreement, Purchaser shall continue to cut, harvest, remove or otherwise exercise its rights to the timber located on the Property in accordance with that certain Timber Cutting Agreement referenced on Exhibit D and described as Cont. #474-13-11 in order to complete all work under such agreement at or before Closing.

10. Brokerage Commission. Seller and Purchaser warrant each to the other that they have not dealt with any real estate broker or salesperson with regards to this transaction. Seller shall indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees and court costs actually incurred) which Purchaser may incur on account of any claim which may be asserted against Purchaser, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Seller. Purchaser shall indemnify and hold Seller harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees and court costs actually incurred) which Seller may incur on account of any claim which may be asserted against Seller, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Purchaser. This paragraph 10 shall survive for a period of five (5) years following the Closing or any termination, cancellation or expiration of this Agreement.

11. Taxes; Expenses.

(a) All ad valorem real property taxes and any special assessments on the Property for the year 2013 shall be paid by Seller when due. Ad valorem real property taxes and special assessments for the year 2014 shall be prorated as of the Closing Date. If actual tax bills for the calendar year of Closing are not available, said taxes shall be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing. This obligation to reprorate shall survive the closing of the purchase and sale contemplated hereby. If the Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the Property bears to the acreage contained within the property included within said tax bill. In the event any of the Unrecorded Encumbrances have not been terminated at or before Closing, any payments and amounts due, payable or paid to or collected by Seller pursuant to such Unrecorded Encumbrances, shall be prorated as of the Closing Date.

(b) Purchaser and Seller shall each pay one-half of all transfer taxes, documentary stamp taxes and other taxes, fees, costs and expenses in connection with the sale of the Property and the recordation of the Deed.

(c) Purchaser shall pay any and all fees, costs and expenses for title searches and examinations and other title-related charges and all title insurance premiums in connection with Purchaser’s title insurance policy.

(d) Each party shall pay its respective costs and expenses of legal representation.

(e) Purchaser shall be solely responsible and liable for any deferred, rollback, recapture or other tax or assessment imposed or charged with respect to the Property or any part thereof for or relating to any periods prior to or subsequent to the Closing based on any change of use of the Property or due to the sale of the Property to Purchaser. The provisions of this subparagraph (e) shall survive the Closing.

(f) Purchaser and Seller agree that Seller shall be entitled to all income earned with respect to that certain Timber Cutting Agreement described on Exhibit D as Cont. # 474-13-11 with a status of “Complete” as of Closing, including, but not limited to any deposits held by Seller and by Seller’s Consultant in connection with, but in accordance with the terms of, such agreement. With respect to the Green Bay Agreement, in the event the Green Bay Agreement is not terminated at or before Closing, Seller shall transfer to Purchaser any remaining deposits held by Seller, or Seller’s consultant, under the Green Bay Agreement; provided, however, Seller shall be entitled to all income earned for any harvest conducted on the Property at any time prior to Closing.

12. Earnest Money: Default; Remedies.

(a) If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Seller shall have the right (i) to require Escrow Agent to pay the Earnest Money to Seller as full liquidated damages and not as a penalty (the parties hereto acknowledging that Seller’s damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable), or (ii) to seek specific performance of this Agreement, in which event Escrow Agent shall continue to hold the Earnest Money until the final disposition of the action for specific performance, whereupon the Earnest Money shall be applied to the Purchase Price, or, if specific performance is not finally, after disposition of all appeals which may have been taken, decreed to Seller, then Escrow Agent shall pay the Earnest Money to Seller as full liquidated damages as aforesaid. At any time before the entry of such a final decree and the final disposition of all appeals which may be taken, Seller may discontinue the action and direct Escrow Agent to pay the Earnest Money to Seller as full liquidated damages.

(b) If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Seller under this Agreement, then Purchaser shall have the right (i) to require Escrow Agent to return the Earnest Money to Purchaser and in no event shall Purchaser be entitled to sue Seller for damages, or (ii) to seek specific performance of this Agreement, in which event Escrow Agent shall continue to hold the Earnest Money until the final disposition of the action for specific performance, whereupon the Earnest Money shall be applied to the Purchase Price, or, if specific performance is not finally, after disposition of all appeals which may have been taken, decreed to Purchaser, then Escrow Agent shall pay the Earnest Money to Purchaser as full liquidated damages as aforesaid. At any time before the entry of such a final decree and the final disposition of all appeals which may be taken, Purchaser may discontinue the action and direct Escrow Agent to refund the Earnest Money to Purchaser as full liquidated damages.

(c) The duties of Escrow Agent shall be as follows:

(i) During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii) If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent may request joint written instructions from Seller and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.

(iii) If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Earnest Money in escrow, Seller and Purchaser shall each pay Escrow Agent one-half of such costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.

(iv) By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

(v) Purchaser and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for any loss, costs or damage arising out of Escrow Agent’s own gross negligence or willful misconduct; that Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Seller and Purchaser are aware that FDIC coverage applies to a maximum amount of $250,000 per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it or omitted to be taken by it in good faith in accordance with the opinion of its counsel.

13. Assignment. Neither party hereto shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other party.

14. No Waiver. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded to such party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

15. Governing Law. This Agreement shall be governed by the laws of the State of Arkansas.

16. Notice. Any and all notices, elections and communications required or permitted by this Agreement shall be made or given in writing and shall be delivered (i) in person, (ii) sent next day delivery by a nationally recognized overnight courier such as FedEx or UPS, or (iii) sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other parties at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery shall be the date of such delivery. The effective date of notice by overnight courier or mail will be one (1) day after the date such notice is deposited with a nationally recognized overnight courier, or two (2) days after the date such notice is deposited with the United States Postal Service.

Seller:	Keystone Forest Investments, LLC
c/o Forest Investment Associates L.P.
15 Piedmont Center
Suite 1250
Atlanta, Georgia 30305 Attention: Charles L. VanOver

with a copy to:	Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309-3996
Attention: Kevin Thomas, Esq.

Purchaser:	Deltic Timber Corporation
210 East Elm Street El Dorado, Arkansas 71730 Phone: 870-881-6406 Fax: 870-881-6457 Attention: Ray C. Dillon

with a copy to:	Jim Andrews
210 East Elm Street El Dorado, Arkansas 71730 Phone: 870-881-6484 Fax: 870-881-6457

Escrow Agent:	First American Title Insurance Company
6 Concourse Parkway Suite 2000 Atlanta, Georgia 30328 Attention: Kevin Wood Phone: (770) 390-6533 Fax: (866) 735-3071

17. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

18. Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

19. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by the laws of the State of Arkansas.

20. Counterparts. This Agreement may be executed in multiple counterparts which shall be construed together as one instrument. This Agreement, including any amendments thereto, may be executed and delivered by facsimile transmission, with the intention that such facsimile signature and delivery shall have the same effect as an original signature and actual delivery.

21. Binding Effect. This Agreement shall bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

22. Time: Business Day.

(a) Time is of the essence of this Agreement.

(b) As used in this Agreement, the term “business day” shall mean any day that is not a Saturday, a Sunday, a legal holiday in the United States of America, or a legal holiday in the State of Arkansas.

23. Resolution of Disputes. If Seller and Purchaser dispute the fair market valuation called for in Section 8(b) of this Agreement, Seller and Purchaser will each promptly appoint an independent forestry consultant, each of which may be a consultant previously engaged by the appointing party with respect to the Property, and such two consultants will in turn promptly select a third independent forestry consultant (which third consultant may not be a consultant previously engaged by either party) to act with them in a panel to determine the appropriate fair market valuation. The panel of consultants will reach a binding decision within thirty (30) days of the selection of the third consultant, and the decision of the panel of consultants as to the fair market valuation in dispute will be final. Seller shall pay the cost of its appointed consultant; Purchaser shall pay the cost of its appointed consultant; and Seller and Purchaser shall each pay one-half (1/2) of the cost of the third consultant. The Closing Date shall be extended to the extent necessary for such consultants to reach such decision.

24. Public Announcements. Seller and Purchaser hereby agree that prior to the Closing, except as required by applicable laws or any applicable stock exchange rules, all press releases and other public announcements with respect to the transactions contemplated by this Agreement, including the time, form and content of such release or announcement, shall be made only with the mutual written agreement of Purchaser and Seller; provided, however, that any disclosure required to be made under applicable law may be made only if a party required to make such disclosure has determined in good faith that it is necessary to do so and has used reasonable efforts, prior to the issuance of the disclosure, to provide the other party with a copy of the proposed disclosure and to discuss the proposed disclosure with the other party.

25. Patriot Act Compliance. Purchaser represents that neither Purchaser nor any of Purchaser’s affiliates, nor any of their respective partners, or members, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not attempt to assign this contract to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Any assignee of this contract is deemed to make this representation upon acceptance of an assignment of this contract. Purchaser’s primary address is as set forth in the notice section of this Agreement. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the foregoing or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Earnest Money will be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.

26. Effective Date. The “Effective Date” of this Agreement will be the date the later of Seller and Purchaser has executed this Agreement, as indicated on the signature page(s) below.

27. Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

28. As Is. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE CONDITION OR VALUE OF THE PROPERTY, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR ITS INTENDED USE, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED ON AND DOES NOT RELY ON ANY SUCH REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER SHALL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

29. Property Data and Materials; Confidentiality Agreement. Purchaser acknowledges that any information or materials provided or made available to Purchaser or its representatives in hard copy, by facsimile or electronic transmission or via the online data room managed by Forest Investment Associates, including, without limitation, any cost or other estimates, projections, acreage, and timber information, Offering Memorandum, environmental reports, title commitments, and other title policies, are not and shall not be deemed representations or warranties by or on behalf of Seller. Purchaser acknowledges and agrees that Purchaser is and will remain subject to and bound by all of the prohibitions, requirements, restrictions and other provisions of that certain Confidentiality Agreement, by and between Forest Investment Associates L.P. and Purchaser, and reaffirms all of its obligations and liabilities thereunder.

30. No Survival. Except as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the closing of the purchase and sale contemplated hereby and shall be merged into the delivery of the Deed and other documents and the payment of all monies pursuant hereto.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

Date of Seller’s Execution:	SELLER:

March 4, 2014	KEYSTONE FOREST INVESTMENTS,
LLC, a Georgia limited liability company

	By:	Forest Investment Associates L.P., a Delaware limited partnership, its Manager

	By:	Forest Investment Associates, LLC,
a Delaware limited liability company, its General Partner

	By:	Forest Investment Associates, Inc., a Georgia corporation, its manager

		By:	/s/ Charles L. VanOver
		Name:	Charles L. VanOver
		Title:	Vice President

Date of Purchaser’s Execution:	PURCHASER:

March 6, 2014	DELTIC TIMBER CORPORATION,
a Delaware corporation

	By:	/s/ Ray C. Dillon
		Name:	Ray C. Dillon
		Title:	President and CEO

SIGNATURES CONTINUED ON FOLLOWING PAGE

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kevin W. Wood
Kevin W. Wood
V/P Counsel

Schedule of Exhibits
Exhibit A	-	Property Descriptions
Exhibit B	-	Permitted Encumbrances
Exhibit C	-	Schedule of Unrecorded Encumbrances
Exhibit D	-	Timber Cutting Agreements

EXHIBIT A

Property Descriptions

EXHIBIT A

Perry County, Arkansas

Township 2 North, Range 21 West

Section 7:	Frl. SW 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline

Section 17:	NW 1⁄4SW 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline

W 3⁄4SW 1⁄4SW 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline and North of the centerline of Road #45

Section 18:	Frl. Section lying West of the centerline of Centerpoint natural gas pipeline and North of the centerline of Road #45

Yell County, Arkansas

Township 2 North, Range 22 West

Section 1:	SW 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline

Section 2:	S 1⁄2SE 1⁄4NE 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline
S 1⁄2SW 1⁄4
SE 1⁄4 lying West of the centerline of Centerpoint natural gas pipeline

Section 3:	SW 1⁄4NW 1⁄4
S 1⁄2SE 1⁄4NW 1⁄4
SW 1⁄4
S 1⁄2NE 1⁄4SE 1⁄4
NW 1⁄4SE 1⁄4
SE 1⁄4SE 1⁄4

Section 4:	S 1⁄2SW 1⁄4
NE 1⁄4SE 1⁄4

Section 5:	SW 1⁄4NE 1⁄4

A tract of land in the SE 1⁄4NE 1⁄4 described as beginning at the Southwest corner of said SE 1⁄4NE 1⁄4; thence East 16.04 chains to the South Fork of Fourche LaFave River; thence Northwesterly with said South Fork of Fourche LaFave River to the North line of said SE 1⁄4NE 1⁄4; thence West 10.34 chains to the Northwest corner of said SE 1⁄4NE 1⁄4; thence South 20 chains to the Point of Beginning.

EXHIBIT A

Yell County, Arkansas

Township 2 North, Range 22 West

Section 5:	Frl. NE 1⁄4NW 1⁄4 lying East of Graham Creek and South of the South Fork of Fourche LaFave River
S 1⁄2NW 1⁄4
SW 1⁄4
W 1⁄2NE 1⁄4SE 1⁄4
NW 1⁄2SE 1⁄4
S 1⁄2SE 1⁄4

Section 6:	S 1⁄2NE 1⁄4
E 1⁄2SW 1⁄4
Frl. SW 1⁄4SW 1⁄4
SE 1⁄4

Section 7:	E 1⁄2NE 1⁄4NE 1⁄4
E 1⁄2SW 1⁄4NE 1⁄4
S3/4W 1⁄2SW 1⁄4NE 1⁄4
SE 1⁄4NW 1⁄4
Frl. NW 1⁄4NW 1⁄4
Frl. SW 1⁄4NW 1⁄4 lying North of the centerline of Road #45
SE 1⁄4 lying North of the centerline of Road #45

Section 8:	NE 1⁄4
NE 1⁄4NW 1⁄4
E 1⁄2NW 1⁄4NW 1⁄4
5 acres square in the Northwest corner of the NW 1⁄4NW 1⁄4
SW 1⁄4NW 1⁄4NW 1⁄4
S 1⁄2NW 1⁄4
S 1⁄2

Section 9:	NW 1⁄4NE 1⁄4
S 1⁄2NE 1⁄4
NW 1⁄4
S 1⁄2

EXHIBIT A

Yell County, Arkansas

Township 2 North, Range 22 West

Section 10:	NE 1⁄4
NE 1⁄4NW 1⁄4
S 1⁄2

Section 11:	All Section

Section 12:	All Section lying West of the centerline of Centerpoint natural gas pipeline

Section 13:	N 1⁄2
S 1⁄2 lying North of the centerline of Road #45

Section 14:	N 1⁄2
S 1⁄2 lying North of the centerline of Road #45

Section 15:	N 1⁄2
S 1⁄2 lying North of the centerline of Road #45

Section 16:	N 1⁄2
N 1⁄2SW 1⁄4 lying North of the centerline of Road #45
N 1⁄2SE 1⁄4
SE 1⁄4SE 1⁄4 lying North of the centerline of Road #45

Section 17:	NE 1⁄4 LESS & EXCEPT 2.63 acres lying South of Graham Creek in the
SE 1⁄4NE 1⁄4
NW 1⁄4 lying North of the centerline of Road #45
NW 1⁄4SW 1⁄4 lying North of the centerline of Road #45

Section 18:	NE 1⁄4 lying North of the centerline of Road #45

Township 2 North, Range 23 West

Section 1:	S 1⁄2SE 1⁄4

Section 12:	NE 1⁄4 lying North of the centerline of Road #45
NE 1⁄4NW 1⁄4 lying North of the centerline of Road #45

EXHIBIT B

Permitted Encumbrances

1.	Ad valorem taxes not yet due and payable.

2.	All previous reservations, exceptions and conveyances of record of oil, gas, associated hydrocarbons, minerals and mineral substances, and royalty and other minerals rights and interests.

3.	All matters that would be revealed by a current, accurate survey or inspection of the Property.

4.	Existing zoning and land use restrictions.

5.	Rights of parties in possession pursuant to the Unrecorded Encumbrances.

6.	Riparian rights of others in and to any creeks, rivers, lakes or streams located on or adjoining the Property.

7.	All matters set forth in Seller’s vesting deed to the Property.

8.	Existing road rights of way and the right of the public to use such roads.

9.	Existing railroad rights of way and easements.

10.	Existing utility easements and rights of way.

11.	All other matters appearing of record which do not materially and adversely affect the use of the Property as commercial timberlands.

B-1

EXHIBIT C

Schedule of Unrecorded Encumbrances

Seller shall terminate at or before Closing those hunting lease agreements described on this Exhibit C which are terminable during such period, at no cost to Seller, in accordance with their terms; provided, however, in the event any such agreement is not terminable in accordance with its terms at or before Closing, Seller shall use diligent efforts to cause the parties to cancel, void or otherwise rescind the terms of such agreement.

1.	Hunting Lease Agreement, dated September 1, 2011, between Keystone Forest Investments, LLC and Connie Yates, Mountain Man Hunting Club.

2.	Hunting Lease Agreement, dated September 1, 2011, between Keystone Forest Investments LLC and Sam McEarl South Fourche Hunting Club, Inc.

3.	Hunting Lease Agreement, dated September 1, 2011, between Keystone Forest Investments, LLC and Steven Woods, Marble Hill Hunting Club

4.	Hunting Lease Agreement, dated September 1, 2011, between Keystone Forest Investments, LLC and William Gossett, Jr., Graham Creek Hunting Club

C-1

EXHIBIT D

Timber Cutting Agreements

SALE					EXP.		%
DATE	CONT. #	MU	BUYER	TRACT	DATE	STATUS	COMP.
12/2/13	474-13-12	Onyx	GREEN BAY PKG	ONYX	12/2/14	NOT STARTED	0%
12/2/13	474-13-11	Onyx	DELTIC	ONYX	12/2/14	IN PROGRESS	80%

D-1